Exhibit 99.1

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960 www.spacehab.com

FOR IMMEDIATE RELEASE

SPACEHAB FINALIZES AGREEMENT WITH NASA FOR USE OF THE
INTERNATIONAL SPACE STATION AS A NATIONAL LABORATORY

HOUSTON (May 30, 2008) – SPACEHAB, Inc. (NASDAQ: SPAB) today announced that the company has finalized a Space Act Agreement with the National Aeronautics and Space Administration (NASA) for use of the International Space Station (ISS), a designated U.S. National Laboratory, for research, development and industrial processing purposes. This agreement marks the beginning of SPACEHAB’s new subsidiary BioSpace Technologies, Inc. as one of the first commercial entities to have access to the International Space Station’s national laboratory and can now process valuable products in space to be commercialized on earth.

The company has been pursuing an agreement with NASA to develop and produce a multitude of products utilizing a microgravity environment since NASA’s Announcement of Opportunity in late 2007. This finalized agreement specifies that NASA will provide SPACEHAB with flight opportunities on the space shuttle for the remaining assembly phase of the ISS, as well as appropriate on-orbit ISS resources during both the pre- and post-assembly phases. In return, SPACEHAB will provide NASA with ISS Operational Reports and Finding Reports on the research and development conducted under this agreement.

“The finalization of this agreement unlocks an entirely new market for us,” said Thomas Pickens III, chairman and chief executive officer of SPACEHAB, Inc. “The ability to utilize the unique microgravity environment for industrial processing purposes is expected to revolutionize a myriad of industries. We believe the utilization of the ISS as a national lab will have a significant social and economic impact and shows great promise of saving lives and providing thousands of new jobs in the coming years.”

About SPACEHAB, Inc.

SPACEHAB is a commercial and entrepreneurial force in the space industry providing a full spectrum of products and services to both the government and private sectors. The company offers space access and payload integration services, production of valuable commercial products in space, spacecraft pre-launch processing facilities and services, development and extension of space-based products to the consumer market, and program and engineering support ranging from development and manufacturing of flight hardware to large scale government project management.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

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FOR MORE INFORMATION:

Tania Shupe

Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5299

tshupe@spacehab.com